Exhibit 23

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc. on Form S-4 (333-136523); and S-3 (333-44336); and S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333- 91366) of our report dated March 28, 2012 on the consolidated financial statements of ChoiceOne Financial Services, Inc. for the years ended December 31, 2011, 2010 and 2009, which report is included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Plante & Moran, PLLC

Auburn Hills, Michigan

March 28, 2012